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FORM OF TAX OPINION - DRAFT

[__], 2026

Board of Trustees

Managed Portfolio Series

Olstein Strategic Opportunities Fund

615 East Michigan Street

Milwaukee, Wisconsin 53202

Board of Trustees

James Alpha Funds Trust d/b/a Easterly Funds Trust

Easterly Snow Small Cap Value Fund

515 Madison Avenue

New York, New York 10022

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Olstein Strategic Opportunities Fund (the “Target Fund”), a series of Managed Portfolio Series, an open-end registered investment company (the “Target Entity”), and to Easterly Snow Small Cap Value Fund (the “Acquiring Fund”), a series of James Alpha Funds Trust d/b/a Easterly Funds Trust, an open-end registered investment company (the “Acquiring Entity”), and to the holders of shares of beneficial interest in Target Fund (the “Target Fund Shareholders”), in connection with the transfer of all of the assets as defined in paragraph 1.1(b) of the Agreement and Plan of Reorganization (the “Agreement”) dated as of [__], 2026, executed by the Acquiring Entity on behalf of the Acquiring Fund and by the Target Entity on behalf of the Target Fund, of the Target Fund (the “Assets”) to Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of the Target Fund’s liabilities as defined in paragraph 1.1(c) of the Agreement (the “Liabilities”) by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by the Target Fund in complete liquidation and termination of the Target Fund (the “Reorganization”), all pursuant to the Agreement.

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For purposes of this opinion, we have examined and relied upon (1) the Agreement, (2) the Registration Statement, (3) facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Entity on behalf of the Acquiring Fund, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Target Entity on behalf of the Target Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Agreement.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Target Fund and the Acquiring Fund:

1.	The acquisition by the Acquiring Fund of Assets of the Target Fund in exchange solely for the Acquiring Fund Shares and the assumption of all Liabilities of the Target Fund by the Acquiring Fund followed by the distribution of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares in complete liquidation and termination of the Target Fund will constitute a tax-free reorganization under Section 368(a) of the Code.
2.	The Target Fund will not recognize gain or loss upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of the Target Fund, except that the Target Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.
3.	The Target Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by the Target Fund in the Reorganization.

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4.	The Acquiring Fund will recognize no gain or loss upon receiving the Assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption of all Liabilities of the Target Fund.
5.	The adjusted basis to the Acquiring Fund of the Assets of the Target Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those Assets in the hands of the Target Fund immediately before the exchange, except that the Target Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.
6.	The Acquiring Fund’s holding periods with respect to the Assets of the Target Fund that the Acquiring Fund acquires in the Reorganization will include the respective periods for which those Assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an Asset.)
7.	The Target Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target Fund Shares.
8.	The aggregate basis of the Acquiring Fund Shares received by a Target Fund Shareholder in the Reorganization will be the same as the aggregate basis of Target Fund Shares surrendered by the Target Fund Shareholder in exchange therefor.
9.	A Target Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Target Fund Shareholder in the Reorganization will include the holding period during which the Target Fund Shareholder held Target Fund Shares surrendered in exchange therefor, provided that the Target Fund Shareholder held such shares as a capital asset on the date of Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Target Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

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We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to all references to our firm therein.

Very truly yours,